Exhibit 3.20

ARTICLES OF INCORPORATION

OF

MEDCLAIM, INC.

The undersigned submits these Articles of Incorporation for the purpose of forming a business corporation under Chapter 55 of the North Carolina General Statutes:

1.                                       The name of the corporation is Medclaim, Inc.

2.                                       The corporation shall have the authority to issue 100,000 shares of common stock.

3.                                       The street address of the initial registered office of the corporation is 600 South College Street, Mecklenburg County, North Carolina 28202. The mailing address of the initial registered office of the corporation is 600 South College Street, Charlotte, Mecklenburg County, North Carolina 28202. The name of the initial registered agent at such address is John W. Beddow.

4.                                       The number of directors constituting the initial board of directors shall be one. The name and address of the persons to serve as the directors until the first meeting of the shareholders is:

Name	Address

John W. Beddow	600 South College Street Charlotte, NC 28202

5.                                       The name and address of the incorporator is John W. Beddow, James, McElroy & Diehl, P.A., 600 South College Street, Charlotte, Mecklenburg County North Carolina 28202.

IN TESTIMONY WHEREOF, I have hereunto set my hand this 31st day of May, 2000

John Beddow, Incorporator